Exhibit 8.1

ORRICK, HERRINGTON & SUTCLIFFE LLP
THE ORRICK BUILDING
405 HOWARD STREET
SAN FRANCISCO, CALIFORNIA 94105-2669

tel +1-415-773-5700
fax +1-415-773-5759

WWW.ORRICK.COM

May 16, 2013

TC PipeLines, LP

717 Texas Street, Suite #2400

Houston, Texas 77002

Re:                             TC PipeLines, LP

Ladies and Gentlemen:

We have acted as special counsel to TC PipeLines, LP, a Delaware limited partnership (the “Partnership”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-188628) filed by the Partnership with the Securities and Exchange Commission (the “Commission”) on May 15, 2013 (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), among other securities, common units representing limited partner interests in the Partnership, to be offered by the Partnership on terms to be determined at the time of the offering, and (ii) the offer and sale (the “Offering”) of an aggregate of 8,855,000 common units (including 1,155,000 common units which will be issued upon exercise of an option) representing limited partner interests in the Partnership (the “Common Units”) as described in the Partnership’s Prospectus, dated May 15, 2013 (the “Prospectus”), which is part of the Registration Statement, and its Preliminary Prospectus Supplement, dated May 15, 2013 (the “Preliminary Prospectus Supplement”), and Prospectus Supplement, dated May 16, 2013 (the “Prospectus Supplement”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Tax Considerations” in the Prospectus and under the caption “Tax Considerations” in the Preliminary Prospectus Supplement and Prospectus Supplement (collectively, the “Discussions”). Capitalized terms used and not otherwise defined herein are used as defined in the Prospectus.

The Discussions, subject to the qualifications, limitations and assumptions stated in the Discussions and the limitations and qualifications set forth herein, constitute our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated. Our opinion is based on the assumption that any litigated matter will be properly presented to the applicable court.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K and to the references to our firm and this opinion contained in the Discussions. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP